Exhibit T3A.11

Business Register extract

Netherlands Chamber of Commerce

CCI number 33273472
Page 1 (of 2)
Legal entity
RSIN	803367375
Legal form	Besloten Vennootschap (comparable with Private Limited Liability Company)
Name given in the articles	Intrum B.V.
Corporate seat	Amsterdam
First entry in Business	17-01-1994
Register
Date of deed of incorporation	27-12-1993
Date of deed of last	28-09-2021
amendment to the Articles
of Association
Issued capital	EUR 18.200,00
Paid-up capital	EUR 18.200,00
Filing of the annual accounts	The annual accounts for the financial year 2023 were filed on 19-02-2024.
Company
Trade name	Intrum B.V.
Company start date	27-12-1993
Activities	SBI-code: 8291 - Credit rating and bill collection
Employees	0
Establishment
Establishment number	000016905040
Trade name	Intrum B.V.
Visiting address	Tupolevlaan 107, 1119PA Schiphol-Rijk
Fax number	+31704528987
Email address	info@intrum.com
Date of incorporation	27-12-1993
Activities	SBI-code: 8291 - Credit rating and bill collection
For further information on activities, see Dutch extract.
Employees	0
Sole shareholder
Name	Intrum AB
Visiting address	Hesselmanstorg 14, 105 24, Stockholm, Sweden
Registered in	Bolagsverket
Sundsvall, Sweden
under number 556607-7581
CCI number 33273472
Page 2 (of 2)
Sole shareholder since	05-05-2008
Board members
Name	Lundquist, Erik Niklas
Date of birth	30-01-1970
Date of entry into office	18-02-2022 (registration date: 15-03-2022)
Title	Managing Director
Powers	Solely/independently authorised

Name	Farrell, Hollie
Date of birth	12-03-1985
Date of entry into office	20-10-2022 (registration date: 23-11-2022)
Title	Director
Powers	Jointly authorised (with other board member(s), see articles)

Name	Löndahl Thurang, Eva Kristina
Date of birth	20-04-1989
Date of entry into office	20-10-2022 (registration date: 23-11-2022)
Title	Director
Powers	Jointly authorised (with other board member(s), see articles)

Extract was made on 22-01-2025 at 14.46 hours.